EXHIBIT 99.03

Pazoo Wholly Owned Subsidiary, Harris Lee, LLC Enters Into Definitive Agreement With Steep Hill Labs, Inc. to Have Right of First Refusal to Set Up Marijuana Testing Labs in the United States

WHIPPANY, N.J., March 11, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTCQB:PZOO) (German WKN#:A1J3DK) is pleased to report that wholly owned Subsidiary, Harris Lee, LLC, has entered into a License Agreement with Steep Hill Labs, Inc. that gives Harris Lee a right of first refusal to open and operate marijuana testing labs throughout the USA using the Steep Hill Labs Inc. best in market testing protocols. This expansion begins with the previously announced entry into Oregon (see, press release disseminated earlier today, 7am EST March 11, 2015). Harris Lee will be the exclusive marijuana testing laboratory using the Steep Hill Labs, Inc. protocol in the state of Oregon.

If Steep Hill Labs, Inc. does not want to set up its own testing facility in a particular State, then Steep Hill Labs, Inc. is obligated to offer that state to Harris Lee to build an exclusive testing facility(s) based on the Licensing Agreement. Except when Steep Hill Labs, Inc., itself ops to test within a state, Steep Hill Labs, Inc. must offer the licensing rights to Harris Lee.

Pazoo, through its wholly owned subsidiary, expects to build out the Oregon laboratory by the end of July 2015 and acquire the rights to begin expansion into more states before year-end 2015. Pazoo's minority owned subsidiary (40%), MA & Associates, LLC expects first product to be tested in Nevada next month and will have a grand opening April 20, 2015 (4/20).

Pazoo Co-CEO David Cunic stated, "Our management team has become a well rounded group and we want to express our gratitude to all the support that we have received to date. This begins a new time for all Pazoo shareholders as we expect to experience a very aggressive period for expansion and growth."

Pazoo Co-CEO Antonio Del Hierro said, "We are basically set in Nevada and ready to ramp up operations in a big way. Oregon will be our launching pad for Harris Lee, LLC, with an aggressive expansion plan moving forward for the rest of the United States. I'm thrilled to be a part of something so grand."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

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